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                             ARTICLES OF AMENDMENT
                      TO THE ARTICLES OF INCORPORATION OF
                      BEACHPORT ENTERTAINMENT CORPORATION

     Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The name of the corporation is Beachport Entertainment Corporation.

     SECOND: The following amendment to the Articles of Incorporation (hereinafter referred to as "Proposition 2") of Beachport Entertainment Corporation (the "Corporation") was duly adopted by the stockholders of the Corporation at a special meeting held May 31, 1995, in the manner prescribed by the Utah Revised Business Corporation Act, to-wit:

                                   ARTICLE XI

     Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

     THIRD: This amendment does not provide for any exchange, reclassification or cancellation of issued shares; however, pursuant to the resolution adopted by the stockholders of the Corporation at the meeting held May 31, 1995 (hereinafter referred to as "Proposition 1"), the 9,864,796 two mills ($0.002) par value common voting shares issued and outstanding were reverse split on a basis of one for five, retaining the authorized shares at 50,000,000 and retaining the par value at two mills ($0.002) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Corporation. The reverse split is to become effective on the 10th day of July, 1995, at 8:00 o'clock a.m., Mountain Daylight Time.

     FOURTH: The resolutions adopting the reverse split of the Corporation's Common Stock and the authorization to take action without stockholder approval were adopted by the stockholders at a meeting held May 31, 1995.

     FIFTH: These amendments were not adopted by the incorporators or the Board of Directors without stockholder action.

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     SIXTH: (a) The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows, to-wit:

               CLASS                                        NUMBER OF SHARES
               -----                                        ----------------
              Common                                            9,864,796

             (b) The number of shares voted for such amendments was as follows, to-wit:

                                                FOR        AGAINST        ABSTAIN
                                                ---        -------        -------
PROPOSITION 1
Common Stock                                 6,378,489       40,009          -0-
PROPOSITION 2
Common Stock                                 6,418,417           81          -0-

     IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the Corporation under the penalties of perjury this 22nd day of June, 1995.

                                          BEACHPORT ENTERTAINMENT CORPORATION

                                          By /s/ WALTER J. RICHARDS
                                             ------------------------------
                                             Walter J. Richards, Vice President
 Attest:

/s/ ROBERT L. BARLAND

Robert L. Barland, Secretary


                                        2


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